Exhibit B

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D, dated March 26, 2008 with respect to the shares of Common Stock of The Management Network Group, Inc. and any further amendments thereto executed by each and any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: March 26, 2008

POTOMAC CAPITAL MANAGEMENT LLC

By:	/s/ Paul J. Solit
Paul J. Solit, Managing Member

POTOMAC CAPITAL MANAGEMENT INC.

By:	/s/ Paul J. Solit
Paul J. Solit, President

PAUL J. SOLIT

By:	/s/ Paul J. Solit
Paul J. Solit